                                                                                          EXHIBIT 14

                                           CODE OF ETHICS

The Chairman of the Board,  President and Treasurer,  Vice  President and Secretary,  and all future senior financial executives of the St. Lawrence Seaway Corporation (the "Company") will:

Act with honesty and integrity,  avoiding  actual or apparent  conflicts of interest in personal and professional relationships.

Be responsible for full,  fair,  accurate,  timely,  and  understandable  disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission and in other public communications made by the Company.

Comply  with  applicable  laws,  rules and  regulations  of  federal,  state,  provincial  and local governments, and other appropriate private and public regulatory agencies.

Act in good faith, responsibility,  with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

Respect  the  confidentiality  of  information  acquired  in the  course of one's work  except  when authorized or otherwise  legally  obligated to disclose.  Confidential  information  acquired in the course of one's work will not be used for personal advantage.

Share knowledge and maintain skills important and relevant to constituents' needs.

Proactively  promote ethical behavior as a responsible  partner among peers, in the work environment and the community.

Achieve responsible use of and control over all assets and resources employed or entrusted.

Promptly report known or suspected violations of this Code to the Board of Directors of the Company.

Be accountable for adhering to this Code.